Exhibit 10.1
ASHWORTH, INC.
SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT OF
RANDALL L. HERREL
     This Second First Amended and Restated Executive Employment Agreement (“Agreement”) is effective as of February 28, 2006, and amends and restates the Executive Employment Agreement made and entered into by and between ASHWORTH, INC. (the “Company”) and RANDALL L. HERREL (“Herrel”) dated October 10, 1996, and amended and restated by that certain First Amended and Restated Executive Employment Agreement, dated February 22, 1999.
     1. Employment. The Company hereby employs Herrel, and Herrel hereby accepts employment upon the terms and conditions hereinafter set forth.
     2. Term. Herrel shall be employed by the Company at-will, and will serve at the pleasure of the Company’s board of directors, subject to the severance compensation described in Section 15.
     3. Compensation. For all services rendered by Herrel under this Agreement, the Company shall pay Herrel as follows:
     (a) Starting Bonus: A starting bonus, in lieu of relocation expenses, equal to Seventy-Five Thousand Dollars ($75,000), to be paid on or before October 31,1996;
     (b) Annual Base Salary: An annual base salary no less than Three Hundred Twenty-Five Thousand ($325,000) Dollars, payable in bi-weekly installments, such compensation to be reviewed annually in the sole discretion of the Board’s Compensation Committee on the basis of Herrel’s performance and the Company’s financial success and progress.
     (c) Annual Bonus: An annual bonus to be paid on January 15 following the 1997 fiscal year end based on the Company’s earnings per share and Herrel’s then current annual base salary as of such fiscal year end, as follows:

Earnings	% of Annual
Per Share	Base Salary
$0.46	15%
$0.48	35%
$0.50	50%
$0.52	65%
$0.54	85%
Such bonus shall be included in the calculation of the respective earnings per share. The Company and Herrel agree to engage in good faith negotiations to determine the terms of an annual bonus for fiscal years after 1997.

     (d) Initial Stock Options: Initial options to purchase Three Hundred Thousand (300,000) shares of the Company’s Common Stock at an exercise price of $6.00 per share, exercisable by Herrel until January 1, 2006, subject to the following vesting dates (such options to be subject to the terms and conditions of the Company’s Incentive Stock Option Plan attached hereto):

No. of Shares	Vesting Date
50,000	June 15, 1997
50,000	January 1, 1998
100,000	January 1, 1999
100,000	January 1, 2000
     (e) Clothing Allowance: Ashworth clothing as reasonably necessary for the personal use of Herrel and his immediate family.
     4. Duties. Herrel is engaged as Chief Executive Officer and President. As long as Herrel is the Chief Executive Officer of the Company, the board shall nominate Herrel for reelection to the Company’s board at the time of each expiration of his term of office as a board member. If Herrel ceases to be the Chief Executive Officer of the Company at any time, he will resign from the board of directors unless a majority of the members of the board other than Herrel vote to retain him on the board. As Chief Executive Officer and President, Herrel shall have complete responsibility for the management of the operations of the Company, and shall have full authority and responsibility, subject to the general direction and control of the board of directors, for formulating policies and administering the Company in all respects. His power shall include authority to hire and fire personnel of the Company and to retain consultants when he deems necessary to implement the Company’s policies. The precise services of Herrel may be extended or reduced from time to time at the direction of the board of directors, provided any such expanded services are services normally associated with the position held by Herrel.
     5. Extent of Services. Herrel agrees to devote his best efforts to the business of the Company and shall not allow any other business interests to adversely affect his obligations and responsibilities under this Agreement. Nothing in this Agreement shall be construed as preventing Herrel from: (a) investing his assets in any form or manner, or (b) serving as a Chairman, officer, director, advisor, or consultant to another company or companies; provided, however, that such services are not in connection with a business which is in direct competition with the Company.
     6. Working Facilities. Herrel shall be furnished with a private office, administrative assistant, and such other facilities and services suitable to Herrel’s position and adequate for the performance of the duties required by this Agreement.
     7. Employee Benefits. Except as otherwise provided herein, Herrel shall be entitled to receive all of the rights, benefits, and privileges of a principal executive under any retirement, pension, profit-sharing, insurance, health and hospital, and other employee benefit plans which may be now in effect or hereafter adopted.
     8. Life Insurance. The Company shall maintain during the term of this Agreement life insurance in the amount of One Million Dollars ($1,000,000), the beneficiary of which may be named by Herrel.

     9. Automobile Allowance. The Company shall pay Herrel an automobile expense allowance of Seven Hundred Dollars ($700) per month.
     10. Vacation. Herrel shall be entitled to annual vacations in a manner commensurate with Herrel’s status as a principal executive.
     11. Disability. In the event Herrel shall become disabled during the term of this Agreement for a continuous period up to ninety days, Herrel’s salary shall continue at the same rate as on the date of such disability. To provide for disability which continues beyond ninety days, the Company agrees to obtain and maintain disability insurance for the period covering the term of this Agreement which will provide Herrel with disability benefits after a waiting period of ninety days in an amount no less than 60% of his then current salary. The Company shall also pay Herrel a pro rata share of Annual Bonus in the year which Herrel was disabled. All stock options granted to Herrel as of the date of disability, whether granted pursuant to this Agreement or otherwise, shall continue to vest as if Herrel had not been disabled. The Company shall have no other obligations with respect to compensation to Herrel during his disability. For the purpose of this Agreement, disability shall mean mental or physical illness or condition rendering Herrel incapable of performing his normal duties with the Company.
     12. Proprietary Interests of Company. Herrel agrees that he will not, during or after the term of his employment, disclose confidential and proprietary information of the Company which are valuable, special, and unique assets of the Company’s business (Trade Secrets).
     In the event of a breach or threatened breach by Herrel of the provisions of this section, the Company shall be entitled to an injunction restraining Herrel from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of any severance compensation described herein, damages, costs, and attorney fees.
     13. Noncompete. Herrel agrees that during the term of this Agreement Herrel will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which manufactures or sells golf-inspired sportswear which is substantially the same as that of the Company and which is distributed in the same channels of distribution as the then current channels of distribution of the Company, provided, however, that if Herrel’s employment is terminated for reasons which provide for severance compensation, the noncompete term shall be extended to the period for which he receives such severance compensation.
     In the event of Herrel’s actual or threatened breach of the provisions of this paragraph, the Company shall be entitled to an injunction restraining Herrel therefrom. Nothing shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of any severance compensation described herein damages, costs, and attorney fees.
     14. Expenses. Herrel is authorized to incur reasonable expenses for promoting and conducting the business of the Company, including expenses for entertainment, travel and similar items. The Company will reimburse Herrel for all such expenses upon the presentation by Herrel, from time to time, of an itemized account of such expenditures.
     15. Termination of Employment.

     (a) Death. All stock options owned by Herrel, whether granted pursuant to this Agreement or otherwise and regardless of their scheduled vesting dates, will vest immediately upon termination of Herrel’s employment as a result of his death, and will be exercisable for a period of one year following the date of death, provided that no option may be exercised beyond its original expiration date.
     (b) Termination Without Cause. Upon termination of Herrel’s employment without cause (as defined in the attached Exhibit A), Herrel shall receive severance compensation as follows:
     i. If terminated within the first twelve months of this Agreement, cash compensation in an amount equal to one and one-half times his then annual base salary. If terminated after the first twelve months of this Agreement, cash compensation in an amount equal to his then annual base salary. Such compensation shall be paid in a lump sum; however, Herrel acknowledges that such compensation is an advance payment of severance intended to compensate him for the loss of income during the respective periods following termination;
     ii. Any earned but unpaid annual bonus plus a pro rata share of annual bonus for the fiscal year in which terminated without cause; and
     iii. All stock options owned by Herrel, whether granted pursuant to this Agreement or otherwise and regardless of their scheduled vesting dates, will vest immediately upon termination of Herrel’s employment, and will be exercisable for a period of two years following the date of termination, provided that no option may be exercised beyond its original expiration date.
     The Company also agrees to continue to provide Herrel full employee benefits for the first year following termination of his employment without cause.
     (c) Termination Upon Change of Control. Herrel’s employment will be deemed to have been terminated as a result of a change of control of the Company within the meaning of this section if Herrel’s employment terminates for any reason at the instigation of the Company or Herrel himself at any time within 90 days before or within 180 days after the change in control. Upon termination of Herrel’s employment as a result of a change of control of the Company (as defined herein and in the attached Exhibit A), Herrel shall receive severance compensation as follows:
     i. Cash compensation in an amount equal to two times his then annual base salary, to be paid in a lump sum; however, Herrel acknowledges that such compensation is an advance payment of severance intended to compensate him for the loss of income during the two-year period following termination;
     ii. Any earned but unpaid annual bonus plus the annual bonus which would have been earned at the end of the fiscal year in which the employment is terminated; and
     iii. All stock options owned by Herrel, whether granted pursuant to this Agreement or otherwise and regardless of their scheduled vesting dates, will vest immediately upon termination of Herrel’s employment, and will be exercisable for a period of five years following the date of termination, provided that no option may be exercised beyond its original expiration date.
     The Company also agrees to continue to provide Herrel full employee benefits for the first year following termination of his employment as a result of a change of control of the Company.
     (d) Intentionally omitted.
     (e) Resignation in the Event of Change of Circumstances. In the event of any change in Herrel’s Duties, Compensation, or Benefits (as defined in the attached Exhibit A), Herrel shall be entitled to resign and receive severance compensation as provided for a termination without cause.
     (f) Severance Payments. The severance payments provided herein will be payable regardless of when termination of employment occurs and will be payable notwithstanding any other employment Herrel may find.
16. Section 409A Compliance.
     (a) Notwithstanding any provision of this Agreement to the contrary, if, at the time of Herrel’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Internal Revenue Code (the “Code”), and one or more of the payments or benefits received or to be received by Herrel pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code) (the “Deferred Payment”). The provisions of this Section 16 shall only apply to the extent required to avoid Herrel’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Herrel to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     (b) In the event the six-month delay described in this Section 16 applies, the Company shall make an irrevocable contribution in the amount of the Deferred Payment to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64, which amount (along with any net income received by the trust) shall be paid by the trust to Herrel on the six-month anniversary of his termination of employment, and the trust shall terminate at such time. The trustee shall be chosen by the Company in its reasonable discretion. The Company shall pay the reasonable expenses of establishing and maintaining the trust.

     17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Herrel’s residence in the case of Herrel or to its principal office in the case of the Company.
     18. Arbitration. Any dispute arising out of this Agreement shall be resolved by binding arbitration at San Diego, California pursuant to the rules of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of its reasonable attorneys fees and expenses.
     19. Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
     20. Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.
     21. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Herrel acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Herrel may not assign his rights and obligations under this Agreement.
     22. Entire Agreement. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof supersede all other such agreements between the parties. It may not be amended except by an agreement in writing signed by both parties.
     23. Governing Law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
     24. Authorization to Sign. The undersigned represents that he is properly authorized to legally bind Ashworth, Inc., to this Agreement and to sign this Agreement on behalf of Ashworth, Inc.
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     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated above.

“COMPANY” ASHWORTH, INC.

By:	/s/ James G. O’Connor
Name: James G. O’Connor
Title: Chairman, Compensation and Human Resources Committee

By:	/s/ Randall L. Herrel, Sr.

Randall L. Herrell

EXHIBIT A TO
SECOND AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT OF
RANDALL L. HERREL
DEFINITIONS OF TERMS
     For purposes of the severance compensation granted to Herrel pursuant to the terms of the Second First Amended and Restated Executive Employment Agreement between him and Ashworth, Inc., to which this exhibit is attached, the following terms shall have the meanings indicated:
     Termination Without Cause shall be deemed to have occurred if the executive officer is terminated for any reason other than the executive officer’s fraud, misappropriation of or intentional material damage to the property or business of the Company (including its subsidiaries), or conviction of a felony, provided, however, that termination as a result of a material breach of the Executive Employment Agreement shall be deemed to be termination with cause.
     Change of Control shall be deemed to have occurred if:
     1. Any “person,” including a “group” as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities;
     2. As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;
     3. The Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (x) affiliates within the meaning of the Exchange Act or (y) any party to the merger or consolidation;
     4. A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or
     5. The Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.
     Change in Duties, Compensation or Benefits shall mean any one or more of the following:
     1. A significant change in the nature or scope of the executive officer’s authorities or duties;

     2. A reduction in executive officer’s Annual Base Salary;
     3. A diminution in executive officer’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation;
     4. A diminution in Employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and prerequisites applicable to executive officer; or
     5. A change in the location of executive officer’s principal place of employment by the Company (including its subsidiaries) by more than ten miles from the location where he was principally employed.